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                                                        Exhibit 99.1


FOR IMMEDIATE RELEASE:

                         COLLABORATIVE CLINICAL RESEARCH
                 CLOSES WALKER CLINICAL EVALUATIONS ACQUISITION

         Cleveland, Ohio, October 29, 1996--Collaborative Clinical Research, Inc., (NASDAQ:CCLR) announced that it has completed the acquisition of the assets of Walker Clinical Evaluations, a division of Walker Information, Inc.

         As announced on October 17, 1996, Walker Clinical Evaluations is a provider of contract research services on pharmaceuticals, medical devices, foods and other products which must undergo clinical trials prior to receiving certain regulatory approvals of the Food and Drug Administration and other Governmental Authorities. The purchase price for the acquired business will be determined based upon the division's 1996 performance, with a minimum price of $2.8 million and a maximum of $4.2 million.

         Collaborative Clinical Research, Inc., manages a multitherapeutic network of over 480 affiliated research sites providing access to over 3,700 principal investigators in the United States, Canada and the United Kingdom. Through its GFI and Walker subsidiaries, the Company operates five research facilities, conducts Phase I through Phase IV clinical research, and provides clinical development consulting, reference laboratory and Institutional Review Board services. In addition, through its investment in Health Research Innovations, LLC, the Company also provides health economics, outcomes and disease management research services to the pharmaceutical and biotechnology industries.

CONTACT: Jeffrey A. Green, Pharm.D., FCP
         President and Chief Executive Officer
         Collaborative Clinical Research, Inc.
         (216) 491-9930